Exhibit 99.1

Akorn to File Amended Unaudited Financial Statements for the Quarter Ended March 31, 2012

LAKE FOREST, Ill.--(BUSINESS WIRE)--August 7, 2012--Akorn, Inc. (NASDAQ: AKRX), a niche generic pharmaceutical company, today announced that it will restate the previously issued unaudited financial statements contained in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.

The previously disclosed $66.7 million purchase price for the acquisition of Kilitch Drugs (India) Limited was originally recorded in the first quarter of 2012. During the second quarter of 2012, the Company determined that its preliminary accounting for the acquisition of Kilitch Drugs (India) Limited needed to be corrected, as certain items that had been previously capitalized as purchase price needed to be expensed as either compensation earned from the achievement of acquisition related milestones or other acquisition costs. As a result of the restatement Akorn will re-characterize approximately $8.3 million of originally recorded purchase price as additional expense for the quarter ended March 31, 2012.

In addition, the Company’s consolidated statements of cash flows for the three months ended March 31, 2012 and 2011 have been adjusted to correct a classification error. The error resulted in an understatement of net cash provided by operating activities of $1.4 million, with a corresponding understatement of net cash used in investing activities for the three months ended March 31, 2012 and an overstatement of net cash provided by operating activities of $0.5 million, with a corresponding overstatement of net cash used in investing activities for the three month period ended March 31, 2011.

To address these matters, Akorn expects to file an amendment to its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 to reflect the corrections and accordingly, the referenced financial statements should not be relied upon until such time as the company files its restated financial statements.

The decision to restate prior financial statements based on these matters was made by the Audit Committee of Akorn’s Board of Directors, upon the recommendation of management. The company believes that the corrections will not impact its current cash or liquidity position. In connection with this matter, the company has re-evaluated its conclusions regarding the effectiveness of its internal control over financial reporting for the affected period and determined that a material weakness existed at March 31, 2012. The company had previously concluded in its Quarterly Report on Form 10-Q for the fiscal quarter March 31, 2012 that is controls were effective as of March 31, 2012. As a result of the material weakness, the company has now concluded that such controls were ineffective. Accordingly, the company will restate its disclosures as of March 31, 2012 to include the identification of a material weakness related to its restatement.

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois, Somerset, New Jersey and Paonta Sahib, India where the Company manufactures ophthalmic and injectable pharmaceuticals. Additional information is available on the Company’s website at www.akorn.com .

Forward Looking Statements

This press release includes statements that may constitute "forward-looking statements", including projections of certain measures of Akorn's results of operations, projections of certain charges and expenses, and other statements regarding Akorn's goals, regulatory approvals and strategy. Akorn cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Factors that could cause or contribute to such differences include, but are not limited to: statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC. In particular, you should read the discussion in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" in our most recent Annual Report on Form 10-K, as it may be updated in subsequent reports filed with the SEC. That discussion covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. Other factors besides those listed there could also adversely affect our results.

CONTACT:
Akorn, Inc.
Tim Dick, 847-279-6100
Chief Financial Officer